Exhibit 5.3
December 3, 2007
FMC Finance III S.A.
28-30, Val St. André
L-1128 Luxembourg
Fresenius Medical Care AG & Co. KGaA
Else-Kröner-Str. 1
D-61346 Bad Homburg v.d.H.

Re.:	Registration Statement on Form F-4
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form F-4 (the “Registration Statement”) to be filed by FMC Finance III S.A. a Luxembourg corporation (société anonyme) (the “Issuer”), Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (the “Company”), and the other Note Guarantors (as defined below) relating to the issue and exchange of:
1.	$500,000,000 aggregate principal amount of the Issuer’s 6 7/8% Senior Notes due 2017 (the “Notes”) to be issued by the Note Issuer in exchange for a like amount of “Restricted Notes” pursuant to the “Exchange Offer” (as such terms are defined in the Registration Statement) and guaranteed by the Note Guarantors; and

2.	Guarantees (individually, a “Note Guarantee” and, collectively, the “Note Guarantees”) of the Notes by the Company, Fresenius Medical Care Deutschland GmbH, a German company (“D-GmbH”) and Fresenius Medical Care Holdings, Inc., a New York corporation (“FMCH”) (individually, a “Note Guarantor” and, collectively, the “Note Guarantors”).
     We have examined such certificates, documents and records on the date hereof and have made such examination of the law, as we have deemed necessary to enable us to render the opinion expressed below, especially the Indenture dated as of July 2, 2007 among the Company, the Issuer, the Note Guarantors and U.S. Bank National Association, as Trustee, under which the Notes and the Note Guarantees will be issued. We have knowledge of the proceedings taken and proposed to be taken by the Issuer in connection with the authorization, registration, issuance and exchange of the Notes.

     The opinion expressed below is limited to the laws of the Grand Duchy of Luxembourg currently in effect. We have made no investigation of the laws of any jurisdiction outside Luxembourg as a basis for this opinion and do not express or imply any opinion with respect to the matters governed by or to be determined on the basis of any such laws outside Luxembourg. We do not issue an opinion on tax matters. The undersigned is admitted to the District Court of Luxembourg.
     In our examination of the above documents, we have made the following assumptions:
(i)	The originals submitted to us are genuine.

(ii)	The copies submitted to us conform to the originals.

(iii)	the Notes have been or will be duly and validly authorised and executed by the parties thereto (other than the Issuer), and duly delivered by each party thereto (other than the Issuer) to each of the other parties thereto;

(iv)	Any and all authorizations and consents of any public authority of any state or country, which may be required with respect to the Registration Statement and the issue of the Notes, have been or will be obtained.

(v)	Any and all registration, notarisation and other formality required in any country have been complied with.

(vi)	The Notes will be issued in exchange for the Restricted Notes.

(vii)	The Notes will be executed by a director of the Issuer.
     Based on the foregoing, it is our opinion that the execution, delivery and performance of the Notes have been duly authorized by all necessary corporate action by the Issuer and upon execution and authentication of the Notes in the manner contemplated by the Indenture and issuance and sale of the Registered Securities in the Exchange Offer in the manner referred to in the Registration Statement, the Notes will have been validly issued by the Issuer.
     The law covered by this opinion is limited to the present law of the Grand Duchy of Luxembourg. We express no opinion as to the laws of any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the Prospectus forming a part thereof.
Very truly yours
/s/  Pierre Metzler